Exhibit 99.1

Add photo here TBI Business Plan - Update October 5, 2020

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Business Plan: July 1 Initial external perspectives pointed to a steep decline in US apparel sales, followed by recovery to FY19 levels as early as Q1 FY21 or as late as Q1 FY24 This was reinforced by US apparel and TBI performance in June as stores reopened Original business plan approached as “mid-line” between bullish and bearish scenarios Business Plan: Oct 5 Apparel performance fell in July and US apparel outlook moderated significantly as COVID19 surged, job losses mounted, and work from home / social gathering restrictions were extended TBI revenues are increasing, but at a slower pace than the business plan Margin rate pressure has intensified due to competition, channel preferences and casualization

US ShopperTrak showed upswing from March to mid-June, which flattened as COVID19 case counts increased MasterCard spend data for US apparel declined in July after month-over-month gains in May and June

Retail Store Sales (% Growth) Industry Outlook Apparel one of hardest hit sectors; tailored clothing recovery tied to return to work and easing of social gathering restrictions Accelerated consumer shift to ecommerce continues to impact store traffic 1,000+ non-TBI store closures place near term pressure on revenue and selling margin but represent share gain opportunity post closing Actual TBI performance: July - Sep TBI on-going store comp improved +3.6ppt from July Wk2 to Sep Wk4, or ~36bp per week 0% -10% -20% 20202021 -13% -30% -40% -50% -60% -70% -57% -58% -62% -45% -21% -22% -23% TMWJABMSPKNG Rental Sales Rental sales Wedding rental sales updated with current bookings, forecasted weekly net unit builds by month, and current final week drop-off for FY20 FY21 wedding performance forecasted up +4.1% due to wedding event shift from FY20 Non-wedding rental sales for FY20 conservatively forecasted down (70) to (75)% vs LY due to surge in COVID19 cases 20202021 0% -20% -40% -60% -80% -61% -49% -75% -8% -10% -9% TMWJABMSP

E-Commerce Retail Sales (% Growth) Current Comp Trend for 20202020 and 2021 Annual Comp % 60.0% 40.0% 20.0% 0.0% -20.0% -40.0% -60.0% TMWJAB 50.0% June'20 July'20 Oct'20 Jan'21 30.0% 20.0% 10.0% 0.0% -10.0% -20.0% 20 -8.7% TMWJAB 47.2% 22.5% 16.5% 20 Industry Outlook Consumer shift to e-commerce expected to accelerate, increased apparel penetration of revenue Holiday ship window cut offs moving earlier in December and delivery cost surcharges being implemented by carriers straining to meet increased demand Actual e-commerce performance TMW.com tracking ahead of business plan for revenue and e-commerce penetration for FY20 and FY21 Sept revenue comp: +38% Sept e-commerce penetration: 13% JAB.com comp accelerating, closing gap to business plan and tracking ahead of penetration Sept revenue comp: (7)% E-Commerce Penetration (%) 37.1% 10.1% 3.9% 2021 -Sept e-commerce penetration: 39% 50.0% 44.7% TBI e-commerce Initiatives 40.0% Launched 10+ new digital and omnichannel 30.0% capabilities, including Buy Online Pick up In 20.0% 17.4%13.9% Store (BOPIS), curbside delivery, and contactless measurement Actively shifting spend to digital marketing and optimizing Marketing ROAS Moores.com launch postponed to Aug 2021 10.0% 0.0% 5.3% 2019 2020 TMWJAB

FINANCIAL PERFORMANCE